Exhibit 99.1

Medifast, Inc. Announces Third Quarter 2014 Financial Results

Third Quarter Earnings per Diluted Share Exceeds Guidance

OWINGS MILLS, Md., November 5, 2014 – Medifast, Inc. (NYSE: MED), a leading United States manufacturer and provider of clinically proven weight-loss and healthy living products and programs, today reported financial results for the third quarter ended September 30, 2014.

“Our team continued to manage the controllable aspects of our business and we are pleased these efforts enabled us to generate another quarter of earnings ahead of our expectations,” said Michael C. MacDonald, Medifast’s Chairman and Chief Executive Officer. “While top line growth continues to be a challenge, we believe the strategic initiatives we have set in place will improve our ability to attract new clients and retain our current customers across Medifast’s multiple sales channels. Looking ahead, we continue to focus on utilizing the strength of our balance sheet to enhance shareholder value.”

Third Quarter 2014 Results

Operating income was $5.9 million, or 8.0% as a percentage of net revenue, compared to $7.3 million, or 8.5% as a percentage of net revenue, in the third quarter of 2013.

Net income was $4.9 million, or $0.39 per diluted share, compared to net income of $5.7 million, or $0.41 per diluted share, for the third quarter of 2013. Excluding $1.6 million, or $0.08 per diluted share, of extraordinary legal and advisory expenses resulting from recent 13D filings, third quarter 2014 net income would have been $5.9 million, or $0.47 per diluted share.

For the third quarter ended September 30, 2014, Medifast net revenue decreased 14% to $74.0 million from net revenue of $86.5 million in the third quarter of 2013.  Revenue in the direct sales channel, Take Shape for Life, decreased 11% to $49.9 million in the third quarter of 2014 compared to $56.2 million in the same period last year. The Company ended the third quarter with approximately 10,200 active health coaches and the average revenue per health coach per month for the quarter was $1,504 compared to $1,532 in the third quarter of 2013.

The Company’s Medifast Direct channel revenue decreased 22% to $13.4 million, compared to $17.2 million in the third quarter of 2013.  New customer acquisition continues to be challenging and the Company limited marketing spending in the quarter based on lower efficiencies and the desire to optimize profitability. The Company will invest additional dollars into marketing in the fourth quarter, as compared to 2013, while working to balance the investment to effectively drive customer conversion.

In the third quarter, the Medifast Weight Control Centers and Wholesale Physicians channel revenue decreased 20% to $10.6 million, compared to $13.2 million in the same period last year. The decrease was partially due to the sale of 24 corporate centers in the second quarter of this year and the closure of eight centers in the fourth quarter of 2013. As of September 30, 2014 Medifast had 51 corporate-owned and 69 franchise centers.  Going forward, the Company will continue to focus on transitioning the majority of the remaining corporate-owned centers to the franchise model.

Gross profit for the third quarter of 2014 decreased 15% to $54.9 million, compared to $64.9 million in the third quarter of 2013. The Company’s gross profit as a percentage of net revenue decreased 80 basis points to 74.2% in the third quarter versus 75.0% in the third quarter of 2013. The decrease in gross profit margin was primarily due to the change in sales mix as retail revenue from corporate centers transitions to franchise wholesale revenue.

Sales and marketing expense decreased $0.6 million in the third quarter of 2014 compared to the third quarter of 2013, primarily driven by a $1.2 million reduction in advertising spending compared to the prior year that was partially offset by additional Take Shape For Life convention related expenses. In the third quarter of 2014, the Company’s revenue to spend ratio was 17.2-to-1 versus 15.8-to-1 in the third quarter of 2013. The Company continues to focus on efficiency improvements and balancing sales and marketing expense in an effort to drive profitability.

Selling, general and administrative expenses decreased $8.5 million to $49.0 million compared to $57.5 million in the third quarter of 2013 despite the aforementioned extraordinary legal and advisory expenses. As a percentage of net revenue, selling, general and administrative expenses decreased 30 basis points to 66.2% versus 66.5% in the third quarter of 2013.

The Company had an effective tax rate of 29.1% compared to 28.0% in the third quarter of 2013.

Balance Sheet

The Company’s balance sheet remains strong with stockholders’ equity of $82.6 million and working capital of approximately $51.7 million as of September 30, 2014.  Cash, cash equivalents, and investment securities for the third quarter of 2014 decreased $12.2 million to $55.6 million compared to $67.8 million at December 31, 2013. The Company repurchased 676,092 shares of common stock for $19.7 million during the third quarter. On September 16, 2014, the Company authorized the repurchase of an additional 1.0 million shares. As of September 30, 2014, the Company had 1.2 million shares available for future share repurchases under its repurchase program. The Company remains free of interest bearing debt.

Outlook

The Company expects fourth quarter 2014 net revenue to be in the range of approximately $69 to $73 million and earnings per diluted share in the range of $0.31 to $0.34. The Company’s guidance includes $0.5 million, or $0.03 per diluted share, for the aforementioned extraordinary legal and advisory expenses. In addition, fourth quarter earnings guidance reflects the impact of a Franchisee announcement to close seven centers at the end of October and an anticipated Franchisee loan default whereby Medifast is a secondary guarantor. Upon the triggering event of the Franchisee loan default subsequent to September 30, 2014, the Company may be required to perform under this guarantee resulting in a charge up to $2.0 million, or $0.11 per diluted share. Excluding these two items, the Company’s earnings guidance is in the range of $0.45 to $0.48 per diluted share. The fourth quarter guidance also assumes a 33% to 34% effective tax rate.

For fiscal year 2014, the Company now expects revenue to be in the range of $310 to $314 million and earnings per diluted share in the range of $1.59 to $1.62.  The updated earnings per share guidance reflects $2.1 million, or $0.11 per diluted share, for the aforementioned extraordinary legal and advisory expenses in the third and fourth quarters and up to $2.0 million, or $0.10 per diluted share, of anticipated expense associated with the Franchisee loan default mentioned above. Excluding these two items, the Company’s earnings guidance is in the range of $1.80 to $1.83 per diluted share. The fiscal year 2014 guidance assumes a 33% to 34% effective tax rate.

Conference Call Information

The conference call is scheduled to begin at 4:30 p.m. ET on November 5, 2014. The call will be broadcast live over the Internet hosted at the Investor Relations section of Medifast’s website at www.MedifastNow.com, and will be archived online through November 19, 2014. In addition, listeners may dial (877) 705-6003.

A telephonic playback will be available from 7:30 p.m. ET, November 5, 2014, through November 19, 2014. Participants can dial (877) 870-5176 to hear the playback and enter pass code 13593646.

About Medifast

Medifast (NYSE: MED) is the leading easy-to-use, clinically proven weight-loss program. The company sells its products and programs via four unique distribution channels: 1) the Web and national call centers, 2) the Take Shape For Life personal coaching division, 3) Medifast Weight Control Centers, and 4) a national network of physicians. Medifast was founded in 1980 and is located in Owings Mills, Maryland. For more information, log onto www.MedifastNow.com.

MED-F

Forward Looking Statements

Please Note: This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “intend” or other similar words or the negative of such terminology. Similarly, descriptions of Medifast’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Medifast believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Medifast’s inability to attract and retain independent Health Coaches and Members, stability in the pricing of print, TV and Direct Mail marketing initiatives affecting the cost to acquire customers, increases in competition, litigation, regulatory changes, and its planned growth into new domestic and international markets and new channels of distribution. Although Medifast believes that the expectations, statements, and assumptions reflected in these forward- looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Investor Contact:

ICR, Inc.

Katie Turner

(646) 277-1228

MEDIFAST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
	September 30, 2014	December 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$27,631,000	$36,382,000
Accounts receivable-net of allowance for sales returns and doubtful accounts
of $573,000 and $647,000 at September 30, 2014 and December 31, 2013, respectively	2,354,000	1,246,000
Inventory	16,208,000	18,059,000
Investment securities	27,997,000	31,420,000
Income taxes, prepaid	907,000	-
Prepaid expenses and other current assets	1,937,000	2,890,000
Deferred tax assets	2,018,000	1,957,000
Total current assets	79,052,000	91,954,000

Property, plant and equipment - net	36,014,000	40,336,000
Other assets	273,000	360,000

TOTAL ASSETS	$115,339,000	$132,650,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$27,090,000	$26,780,000
Income taxes payable	-	99,000
Current maturities of capital leases	229,000	222,000
Total current liabilities	27,319,000	27,101,000

Other liabilities:
Capital leases, net of current portion	301,000	474,000
Deferred tax liabilities	5,167,000	6,659,000
Total liabilities	32,787,000	34,234,000

Stockholders’ Equity:
Preferred stock, $.001 par value (1,500,000 authorized, no shares issued and outstanding)	-	-
Common stock; par value $.001 per share; 20,000,000 shares authorized;
12,368,249 and 13,143,309 issued at September 30, 2014 and December 31, 2013, respectively;
12,058,314 and 13,115,642 issued and outstanding at September 30, 2014 and December 31, 2013, respectively	12,000	13,000
Accumulated other comprehensive income	282,000	703,000
Retained earnings	82,258,000	97,700,000
Total stockholders’ equity	82,552,000	98,416,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$115,339,000	$132,650,000

MEDIFAST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Revenue	$73,992,000	$86,480,000	$241,404,000	$279,595,000
Cost of sales	19,076,000	21,627,000	62,194,000	69,403,000
Gross Profit	54,916,000	64,853,000	179,210,000	210,192,000

Selling, general, and administration	48,977,000	57,504,000	157,163,000	183,624,000

Income from operations	5,939,000	7,349,000	22,047,000	26,568,000

Other income
Interest and dividend income, net	149,000	167,000	445,000	317,000
Other income	757,000	362,000	2,044,000	581,000
	906,000	529,000	2,489,000	898,000

Income before income taxes	6,845,000	7,878,000	24,536,000	27,466,000
Provision for income taxes	1,990,000	2,205,000	7,994,000	8,787,000

Net income	$4,855,000	$5,673,000	$16,542,000	$18,679,000

Basic earnings per share	$0.39	$0.41	$1.28	$1.35
Diluted earnings per share	$0.39	$0.41	$1.27	$1.34

Weighted average shares outstanding -
Basic	12,457,438	13,884,293	12,877,297	13,852,155
Diluted	12,569,387	13,903,412	12,975,671	13,955,217